Exhibit 10.3

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement is made and entered into by and between Shore Bank, a Virginia banking corporation, (the “Bank”), and Scott C. Harvard (the “Executive”).

1.	Purpose and Effective Date.

(a)         Purpose. The purpose of this Agreement is to provide the Executive, whose judgment, abilities and experience will contribute to the financial success of the Bank, with an incentive to continue in the employ of the Bank. The Agreement is intended to be an unfunded deferred compensation arrangement for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Bank has determined that the benefits to be paid to the Executive under this Agreement constitute reasonable compensation for the services rendered and to be rendered by the Executive.

(b)	Effective Date. The effective date of this Agreement is June 1, 2008.

2.	Definitions.

(a)         Beneficiary. The person, persons, or entity designated by the Executive to receive his benefits under the Agreement in a writing filed with the Bank. If the Executive fails to make a designation or if the person designated does not survive the Executive (or, if an entity, is not in existence at the time of the Executive’s death), the Beneficiary shall be the Executive’s estate.

(b)         Code. The Internal Revenue Code of 1986, as amended.

(c)         Committee. The Compensation Committee of Hampton Roads Bankshares, Inc.

(d)         Deferred Compensation Account. The bookkeeping record established for purposes of measuring the Executive’s benefit under this Agreement.

(e)         Deferred Compensation Benefit. The total amount payable to the Executive pursuant to Sections 4 and 5 of this Agreement.

(f)          Disability. The Executive is either unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

(g)         Employment Agreement. The employment agreement dated January 8, 2008 between the Executive, the Bank and Hampton Roads Bankshares, Inc. and effective June 1, 2008 (“Employment Agreement”).

(h)         Rabbi Trust. A grantor trust within the meaning of Code Sections 671 through 679 that shall be established by the Bank in accordance with Section 8 of this Agreement to provide for the payment of all the Deferred Compensation Benefit payable to the Executive under this Agreement.

(i)          Unforeseeable Emergency. A severe financial hardship to the Executive resulting from a sudden and unexpected illness or accident of the Executive, his spouse, or his dependent (as defined in Code Section 152(a)); loss of the Executive’s property due to casualty; or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Executive.

3.          Administration and Claims Procedure. This Agreement is administered by the Committee. Subject to the Agreement’s provisions, the Committee may adopt rules and regulations necessary to carry out the Agreement’s purposes. The Committee shall have complete discretion to terminate the Executive’s participation and to take all other actions permitted or required by the Agreement. If for any reason a benefit due under this Agreement is not paid when due, the individual entitled to such benefit may file a written claim with the Committee. If the claim is denied or no response is received within 90 days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Committee within 60 days of the denial. In pursuing an appeal, an individual may request that a responsible officer of the Bank review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Bank to extend the period for another 60 days.

4.	Amount of the Deferred Compensation Benefit.

(a)         Initial Deferred Compensation Benefit. The Bank shall credit $400,000 to the Executive’s Deferred Compensation Account. The amount credited to the Executive’s Deferred Compensation Account shall be subject to earnings and losses until the time it is paid to the Executive pursuant to Section 5. The Bank shall permit the Executive to direct the investment of his Deferred Compensation Account pursuant to the investment options under the Hampton Roads Bankshares, Inc. Executive Savings Plan; however, the amounts credited to the Executive’s Account shall be retained by the Bank until the entire amount has been distributed to the Executive or his Beneficiary.

(b)         Additional Compensation Deferrals.

(1)   In general, additional compensation for services performed by the Executive pursuant to Section 2(d) of the Employment Agreement may be deferred at the Executive’s election, provided the election to defer such compensation is made and

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becomes irrevocable not later than the close of the Executive’s taxable year next preceding the Executive’s subsequent taxable year.

(2)   The timing and form of payment of such additional deferrals shall be the same as identified in Section 5.

(3)   The election will not be considered to be made until such election becomes irrevocable. An election to defer may be changed at any time prior to the last permissible date for making such election. Once made, the Executive’s election to defer a set percentage shall remain in effect until changed or revoked, but as of each December 31, the election shall become irrevocable with respect to compensation payable for services to be performed in the immediately following taxable year.

5.	Payment of Deferred Compensation Benefit.

(a)         Payment After Ten Years or Termination of Employment. Payment of the Deferred Compensation Benefit shall be payable in a single lump sum payment on the first day of the month following the earlier of the tenth (10th) anniversary of this Agreement or the Executive’s last day of full-time employment.

(b)         Payment Upon Executive’s Death or Disability. If the Executive dies or is deemed to have a Disability before any of his Deferred Compensation Benefit under this Agreement has been distributed, payment of the Deferred Compensation Benefit shall be made to the Executive or to the Executive’s Beneficiary. Payment shall be made on the first day of the month following the Executive’s death or Disability. If benefit payments have already begun, the remaining payments will be made for the remainder of the payment period.

(c)            Payment Upon Unforeseeable Emergency. A full or partial distribution of the Deferred Compensation Benefit may be made prior to the Executive’s termination of employment if requested by the Executive due to an Unforeseeable Emergency. Whether an Unforeseeable Emergency has occurred will be determined by the Committee, in its sole and exclusive discretion. Any distribution under this provision shall not exceed the remaining amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant's assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan. The Executive shall be required to submit to the Committee documentation of the hardship and proof that the loss is not covered by other means. Distributions in the event of an Unforeseeable Emergency will be paid within 90 days of such approval by the Committee.

6.           Change in Timing of Distribution. Notwithstanding Section 5 above, the Executive shall be permitted to make a subsequent election to delay his distribution of benefits, subject to the following requirements:

(a)         such election to delay distribution of benefits shall not take effect until at least 12 months after the date on which the election is made; and

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(b)         in the case of an election relating to a payment which does not arise on account of death, Disability or an Unforeseeable Emergency, the first payment with respect to which the election is made shall be deferred for a period of not less than 5 years from the date on which the first payment was scheduled to be paid in the absence of such election.

7.           Specified Employee. If the Executive is a “specified employee” (as defined under Code Section 409A and underlying Treasury Regulations) of the Bank and if amounts payable under this Agreement are subject to Code Section 409A(a)(2)(B)(i), amounts that would otherwise have been paid during the six-month period immediately following the termination date shall be paid on the first regular payroll date immediately following the six-month anniversary of the termination date.

8.          Establishment of a Rabbi Trust. The Bank shall establish a Rabbi Trust and contribute assets to the Rabbi Trust sufficient to pay the Executive’s Deferred Compensation Account. The assets held in the Rabbi Trust shall be subject to the claims of the Bank’s creditors only in the event of the Bank’s insolvency or bankruptcy. The Executive shall not have any right, title or interest in and to the assets of the Rabbi Trust, except for rights to benefit payments in accordance with the terms of this Agreement.

9.          Amendment or Termination. This Agreement may be amended or terminated only by a written instrument executed by both the Executive and the Bank.

10.	General Provisions.

(a)         Funding. The Agreement is unfunded. Any benefit under this Agreement is a mere contractual obligation of the Bank. The Executive and his Beneficiary have no right, title, or interest in the Deferred Compensation Account or any claim against it.

(b)         Restrictions on Transfer. Any benefits to which the Executive or Beneficiary may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of the Executive or Beneficiary. This Agreement does not give the Executive or Beneficiary any interest, lien, or claim against any specific asset of the Bank. The Executive and his Beneficiary have only the rights of general creditors of the Bank.

(c)         Assignments. The Executive’s interest in a benefit under this Agreement is not assignable by the Executive or his Beneficiary. The Bank may assign its responsibilities and obligations under the Agreement to a successor or other entity with or without notice to the Executive or Beneficiary.

(d)         Governing Law. This Agreement is construed in accordance with the laws of the Commonwealth of Virginia, other than its choice of law rules.

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(e)         Validity. If any provision of this Agreement is not valid or enforceable, that invalidity or enforceability shall not affect the remaining provisions.

(f)          Employment Rights. This Agreement shall not be construed as a contract of employment and does not confer upon Executive the right to continue in the employ of the Bank for any length of time or in any manner alter the terms of the Executive’s employment set forth in any employment agreement to which the Bank and the Executive are or may in the future be parties.

(g)         Tax Matters. The Bank does not represent or guarantee that any particular federal, state or local income or payroll tax consequence will result to Executive under this Agreement. The Bank shall have the right to withhold from any benefit payments to the Executive under this Agreement or take other actions necessary to satisfy the Bank’s obligation to withhold federal, state and local income and payroll taxes.

11.        409A Compliance. To the extent applicable, this Agreement is intended to comply with Code Section 409A, and it shall be interpreted and administered in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Agreement that is determined to violate the requirements of Code Section 409A shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Agreement under Code Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of payment of the benefits provided for under this Agreement shall be revised as necessary for compliance with Code Section 409A.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Agreement as of the Effective Date.

SHORE BANK

By: /s/ Henry P. Custis, Jr.
Henry P. Custis, Jr., Chairman

Date: June 1, 2008

EXECUTIVE

/s/ Scott C. Harvard
Scott C. Harvard

Date: June 1, 2008

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